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                                                                     EXHIBIT 5.1

                                                                  April 30, 1998

Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia 20191

Gentlemen:

     I am the Senior Vice President and General Counsel of CyberCash, Inc., a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, the sale of 2,300,000 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock"), that will be issued to certain shareholders of ICVerify Inc., a California corporation ("Target"), in connection with the merger of Target and CyberCash Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company. In connection with that merger transaction, all issued and outstanding shares of Target capital stock will be exchanged for the Shares.

     I am of the opinion that Shares are validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Russell B. Stevenson, Jr.
                                          Senior Vice President and General
                                          Counsel